Exhibit 5.5
August 11, 2008
Nortek, Inc.
50 Kennedy Plaza
Providence, RI 02903

Re:	$750,000,000 aggregate principal amount of 10% Senior Secured Notes due December 1, 2013 of Nortek, Inc. issued in exchange for $750,000,000 aggregate principal amount of 10% Senior Notes due December 1, 2013 of Nortek, Inc. and the related Guarantees
Ladies and Gentlemen:
We have acted as special counsel in the State of Utah to Lite Touch, Inc., a Utah corporation (“Lite Touch”), a wholly-owned subsidiary of Nortek, Inc., a Delaware corporation (“Nortek”), in connection with the guaranty by Lite Touch and certain other subsidiaries of Nortek (the “Guarantors”) of the proposed issuance by Nortek in the exchange offer (the “Exchange Offer”) of $750,000,000 aggregate principal amount of 10% Senior Secured Notes due December 1, 2013 (the “Exchange Notes”), which are to be registered under the Securities Act of 1933, as amended, in exchange for a like principal amount of Nortek’s outstanding 10% Senior Secured Notes due December 1, 2013 (the “Outstanding Notes”), which have not been, and will not be so registered (the “Exchange Guarantees”). The terms of the Exchange Guarantees are contained in the Indenture. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture.
     In connection herewith, we have examined copies of the following documents:
(1)	Indenture dated as of May 20, 2008, among Nortek, the Guarantors and U.S. Bank, National Association as trustee (the “Indenture”);

(2)	the form of Exchange Notes;

(3)	the registration rights agreement (the “Registration Rights Agreement”) dated as of May 20, 2008 among Nortek, the Guarantors and the Initial Purchasers relating to the Exchange Notes;

(4)	a corporate good standing certificate (the “Good Standing Certificate”) covering Lite Touch dated May 14, 2008 and issued by the Utah Department of Commerce, Division of Corporations and Commercial Code (the “Division”) and a copy of

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the certified Articles of Incorporation of Lite Touch as issued and certified as of May 14, 2008 by the Division (the “Certified Articles of Incorporation”); and
(5)	a certificate executed by the Secretary of Lite Touch dated as of May 20, 2008 certifying its Articles of Incorporation, by-laws, authorizing resolutions, and incumbency and specimen signatures of officers of Lite Touch executing any Transaction Documents (as defined below) to which Lite Touch is a party (the “Secretary’s Certificate”).
The documents listed as Items (1) through (3) above are collectively referred to herein as the “Transaction Documents.” We have not been involved in the negotiation, preparation or execution of the Transaction Documents or any of the related agreements executed or delivered in connection therewith. We have been retained by Lite Touch solely for the purpose of rendering certain opinions set forth herein pursuant to Utah law.
We have assumed the validity, binding effect and enforceability of the Transaction Documents as regards Lite Touch and all the other parties thereto, and we express no opinion whatsoever (by implication or otherwise) with respect to the validity or enforceability of such documents against Lite Touch or any other person or entity or as to the accuracy or completeness of any of the representations or warranties or any other matters set forth therein or the schedules thereto. We have not reviewed any document other than the Transaction Documents, including without limitation any document which is referred to in or incorporated by reference into any of the Transaction Documents. We have assumed that there exists no provision in any document that we have not reviewed that bears upon or is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.
In our examination of the documents listed above, we have assumed (a) the genuineness of all signatures, (b) the legal competence and capacity of natural persons, (c) the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies, (d) that the executed versions of the Transaction Documents substantially conform to the drafts of the Transaction Documents reviewed by us, (e) that the Transaction Documents have been physically signed by a party authorized to do so under the applicable resolutions.
Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

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     1. Based solely on the Certified Articles of Incorporation and the Good Standing Certificate, Lite Touch is a corporation validly existing and in good standing under the laws of the State of Utah with the corporate power under the laws of the State of Utah to execute, deliver and perform the Exchange Guarantee of Life Touch.
     2. The issuance of the Exchange Guarantee of Life Touch has been duly authorized by all necessary corporate action on the part of Lite Touch.
     3. The execution, delivery and performance by Life Touch of the Exchange Guarantee of Life Touch does not and will not violate the Articles of Incorporation of Life Touch.
In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:
     (a) Our opinions herein reflect only the application of applicable Utah law (excluding the securities and blue sky laws of Utah). The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.
     (b) We express no opinion as to any matter other than as expressly set forth above, and no opinion is intended to be implied or inferred herefrom.
This opinion is provided as a legal opinion only, effective as of the date of this letter, and not as representations of fact. We do not render any opinions except as set forth above. By your acceptance of this opinion letter, you agree that it may not be relied upon, circulated, quoted or otherwise referred to by any other person or for any other purpose without our prior written consent in each instance. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Exchange Notes and the Exchange Guarantees. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

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Very truly yours,
/s/ Holland & Hart LLP